Exhibit 99.1

    CIMAREX ENERGY ANNOUNCES FOURTH-QUARTER 2004 EARNINGS OF $1.12 PER SHARE

    DENVER, Feb. 16 /PRNewswire-FirstCall/ -- Cimarex Energy Co. (NYSE: XEC) today reported fourth-quarter 2004 net income of $48.1 million, or $1.12 per diluted share. This compares to fourth-quarter 2003 net income of $18.3 million, or $0.43 per diluted share.

    Revenues from oil and gas sales in the fourth quarter of 2004 were $141.9 million, compared to $77.1 million in the same period of 2003. Cash flow from operations for the fourth quarter of 2004 was $110.1 million, versus $50.5 million in the same period of 2003*. Fourth-quarter 2004 financial results were positively impacted by a 24 percent increase in production volumes, 46 percent higher gas prices and 59 percent higher oil prices.

    Total daily production volumes averaged 231 million cubic feet (MMcf) equivalent during the fourth quarter of 2004 versus 187 MMcf equivalent a year earlier. The increase is attributable to positive drilling results in the Mid-Continent, Permian Basin and Gulf Coast areas of operations. The accompanying tables detail fourth quarter and full-year volumes and prices.

    Exploration and development expenditures during the fourth quarter of 2004 totaled $87.3 million, up from $58.5 million for the fourth quarter 2003. Increased capital expenditures reflect expansion of the Company's drilling program in the Mid-Continent, Gulf Coast and Permian Basin areas of the U.S. In the fourth quarter of 2004, there were 41 gross (17 net) wells drilled.

    Full-year 2004
    For the full-year 2004, Cimarex reported net income of $153.6 million, or $3.59 per diluted share. This compares to net income for 2003 of $94.6 million, or $2.22 per share.

    Oil and gas sales during 2004 totaled $472.4 million. For 2003, oil and gas sales were $324.1 million. Cash flow from operations for 2004 increased to $353.5 million from $217.0 million in 2003 (1). The increases reflect 21 percent higher production volumes, 16 percent higher gas prices and 37 percent higher oil prices.

    Year-end 2004 proved oil and gas reserves increased by 6 percent to 449 billion cubic feet (Bcf) equivalent and were comprised of 364.6 Bcf of gas and
14.1 million barrels of oil. Of total proved reserves, 99.1 percent were proved developed.

    Capital expenditures for exploration and development during 2004 were $296.1 million, up from $160.6 million during 2003. Of 2004 exploration and development expenditures, approximately $172 million were incurred in the Mid Continent region and $97 million was directed toward Gulf Coast projects. Overall, we drilled 221 gross (104 net) wells during 2004, realizing a success rate of 84 percent.

       * Cash Flow from Operations is a non-GAAP financial measure that represents "Net Cash Provided By Operating Activities" adjusted for the change in operating assets and liabilities. See below for a reconciliation of the related amounts.

    Conference call and web cast
    A conference call with management has been scheduled for 11 a.m. Mountain Time (1 p.m. Eastern), Wednesday, February 16, 2005. Interested parties in the U.S. and Canada may access the call by dialing (800) 938-0653 and requesting the Cimarex Energy Co. teleconference. In addition, a listen-only web cast of the call will be provided at www.cimarex.com. Please go to the website at least ten minutes early to register and to download any necessary audio software.

    Expectations for 2005
    Management is currently projecting that 2005 production volumes will range between 235-245 MMcf equivalent per day. First-quarter 2005 volumes are expected to average 230-235 MMcf equivalent per day.

    Growth in 2005 production will be highly dependent on the amount and success of the company's capital investments, including the outcome of wells that have not yet been drilled. The production and sale of oil and gas also involves many other complex processes that are subject to numerous uncertainties, including reservoir risk, mechanical failure, market conditions, transportation issues, human error and weather.

    Capital investment plans for 2005 contemplate exploration and development expenditures of $350-380 million, including $170-175 million in the Mid Continent region and $140-145 million in the Gulf Coast area. Capital investment plans may be modified during the year due to market conditions, exploration success or failure, rig availability and other variables.

    On January 26, 2005, Cimarex and Magnum Hunter Resources, Inc. (NYSE: MHR) jointly announced that their boards of directors had approved an agreement and plan of merger that provides for the acquisition by Cimarex of Magnum Hunter.

    Closing of this transaction is subject to, among other things, favorable shareholder votes. At the present time, management expects that consummation of the merger will occur before the end of the second quarter of 2005.

    Production forecasts and capital investment will be materially altered, pending outcome of completion of the proposed merger transaction.

    About Cimarex Energy
    Cimarex Energy Co., headquartered in Denver, CO, is an independent oil and gas exploration and production company with operations focused in the Mid-Continent, Permian Basin and Gulf Coast areas of the U.S. Its principal regional operations offices are located in Tulsa, New Orleans and Houston.

    About Magnum Hunter Resources, Inc.
    Magnum Hunter Resources, Inc., located in Irving, TX, is an independent oil and gas exploration and production company engaged in three principal activities: (1) the exploration, development and production of crude oil, condensate and natural gas; (2) the gathering, transmission and marketing of natural gas; and (3) the managing and operating of producing oil and natural gas properties for interest owners. Its operations are concentrated in the Permian Basin of West Texas and New Mexico, the Gulf of Mexico and in the Mid-Continent and Gulf Coast areas of the U.S.

    This communication contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on Cimarex Energy Co. and Magnum Hunter Resources, Inc. current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements.

Risks, uncertainties and assumptions include 1) the possibility that the companies may be unable to obtain stockholder or regulatory approvals required for the acquisition; 2) the possibility that problems may arise in successfully integrating the businesses of the two companies; 3) the possibility that the acquisition may involve unexpected costs; 4) the possibility that the combined company may be unable to achieve cost-cutting synergies; 5) the possibility that the businesses may suffer as a result of uncertainty surrounding the acquisition; 6) the possibility that the industry may be subject to future regulatory or legislative actions; 7) the volatility in commodity prices for oil and gas; 8) the presence or recoverability of estimated reserves; 9) the ability to replace reserves; 10) environmental risks; 11) drilling and operating risks;
12) exploration and development risks; 13) competition; 14) the ability of management to execute its plans to meet its goals and other risks that are described in SEC reports filed by Cimarex and Magnum Hunter. Because forward-looking statements involve risks and uncertainties, actual results and events may differ materially from results and events currently expected by Cimarex and Magnum Hunter. Cimarex and Magnum Hunter assume no obligation and expressly disclaim any duty to update the information contained herein except as required by law.

    Additional Information About the Acquisition and Where to Find It:
    In connection with the proposed acquisition, Cimarex and Magnum Hunter will file relevant materials with the SEC, including one or more registration statement(s) that contain a prospectus and a joint proxy statement. Investors and security holders of Cimarex and Magnum Hunter are urged to read these documents (if and when they become available) and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information about Cimarex, Magnum Hunter and the merger. Investors and security holders may obtain these documents (and any other documents filed by Cimarex and Magnum Hunter with the SEC) free of charge at the SEC's website at www.sec.gov. In addition, the documents filed with the SEC may be obtained free of charge (i) at www.cimarex.com or www.magnumhunter.com or (ii) by directing a request to Mary Kay Rohrer, Assistant Corporate Secretary, Cimarex Energy Co., phone: 303-295-3995, fax:
303-295-3494; or Morgan F. Johnston, Corporate Secretary, Magnum Hunter Resources, Inc., phone: 972-401-0752, fax: 972-443-6487. Investors and security holders are urged to read the joint proxy statement/prospectus and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed acquisition.
    Cimarex, Magnum Hunter and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of Cimarex and Magnum Hunter in favor of the merger. Information about the executive officers and directors of Cimarex and their ownership of Cimarex common stock is set forth in the proxy statement for its 2004 Annual Meeting of Stockholders, which was filed with the SEC in April 2004. Information about the executive officers and directors of Magnum Hunter and their ownership of Magnum Hunter common stock is set forth in the proxy statement for their 2004 Annual Meeting of Stockholders, which was filed with the SEC in August 2004. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of Cimarex, Magnum Hunter and their respective executive officers and directors in the merger by reading the joint proxy statement/prospectus when it becomes available.

PRICE AND PRODUCTION DATA

                                        For the Three Months Ended        For the Year Ended
                                              December 31,                  December 31,
                                       ---------------------------   ---------------------------
                                          2004            2003          2004            2003
                                       ------------   ------------   ------------   ------------
Gas Production:
  Total production
   - Mcf                                 17,172,891     13,352,012     63,610,533     50,552,207
  Gas volume -
   Mcf per day                              186,662        145,131        173,799        138,499
  Gas price -
   per Mcf                             $       6.39   $       4.36   $       5.76   $       4.96

Oil Production (including NGL):
  Total production
   - barrels                                683,364        637,922      2,640,645      2,503,584
  Oil volume -
   barrels per day                            7,428          6,934          7,215          6,859
  Oil price -
   per barrel                          $      47.12   $      29.60   $      40.19   $      29.30

                                             Oil,
                                          Condensate
                                           and NGLs         Gas           Total
PROVED RESERVES                            (MBbls)         (MMcf)        (MMcfe)
--------------------------------------   ------------   ------------   ------------
December 31, 2003                              14,137        337,344        422,167
  Revisions of previous estimates               1,154         20,068         26,993
  Extensions and discoveries                    1,443         70,748         79,406
  Production                                   (2,641)       (63,611)       (79,454)
  Purchases                                         2            134            145
  Sales                                           (32)           (42)          (237)
December 31, 2004                              14,063        364,641        449,020
Proved Developed - December 31, 2004           13,372        364,566        444,798

                                             Oil,
                                          Condensate
                                           and NGLs        Gas           Total
PROVED RESERVES BY REGION                  (MBbls)        (MMcf)         (MMcfe)
--------------------------------------   ------------   ------------   ------------
   Mid-Continent                                2,583        194,350        209,848
   Kansas                                       2,635         73,811         89,621
   Permian Basin                                3,684         39,939         62,045
   Gulf Coast                                   2,126         40,269         53,022
   Western                                      3,035         16,272         34,484
                                               14,063        364,641        449,020

CAPITALIZED COSTS INCURRED

                                  For the Year Ended
                                     December 31,
                               -------------------------
                                 2004           2003
                               -----------   -----------
                                     (in thousands)
Acquisitions of Properties
  Proved                       $       324   $     2,032
  Unproved                          17,177         9,330
Exploration                         57,370        50,350
Development                        221,500       100,915
  Oil and gas expenditures         296,371       162,627
Sale Proceeds                         (662)         (694)
                               $   295,709   $   161,933

RECONCILIATION OF CASH FLOW FROM OPERATIONS

                                  For the Three Months          For the Year
                                         Ended                     Ended
                                      December 31,              December 31,
                                -----------------------   -----------------------
                                   2004         2003         2004         2003
                                ----------   ----------   ----------   ----------
                                      (in thousands)       (in thousands)
Net cash provided by
 operating activities           $  102,207   $   35,153   $  360,658   $  206,313
  Increase (decrease) in
   operating assets and
   liabilities                       7,879       15,311       (7,165)      10,638

Cash flow from operations       $  110,086   $   50,464   $  353,493   $  216,951

Management believes that the non-GAAP measure of cash flow from operations is useful information for investors because it is used internally and is accepted by the investment community as a means of measuring the company's ability to fund its capital program. It is also used by professional research analysts in providing investment recommendations pertaining to companies in the oil and gas exploration and production industry.

INCOME STATEMENTS (unaudited)

                                           For the Three Months                For the Year
                                                   Ended                          Ended
                                                December 31,                    December 31,
                                       ----------------------------    ----------------------------
                                           2004            2003            2004           2003
                                       ------------    ------------    ------------    ------------
                                                (In thousands, except per share data)

Revenues:
 Gas sales                             $    109,731    $     58,205    $    366,260    $    250,764
 Oil sales                                   32,202          18,884         106,129          73,355
 Marketing sales                             55,895          28,697         195,816         130,156
 Other, net                                     716            (165)          6,724             (63)
                                            198,544         105,621         674,929         454,212
Costs and expenses:
 Depreciation, depletion and
  amortization                               35,031          24,098         124,251          88,774
 Asset retirement obligation
  accretion                                     328             272           1,241           1,009
 Transportation                               2,459           2,262          10,003           7,472
 Production                                   9,940           8,294          37,476          31,801
 Taxes other than income                     10,196           8,036          37,761          27,485
 Marketing purchases                         55,244          28,619         193,325         129,503
 General and administrative                   7,443           5,206          22,483          17,526
 Stock compensation                             503             474           1,957           1,824
 Financing costs -
  Interest expense                              209             287           1,075           1,285
  Capitalized interest                           --              --              --            (304)
  Interest income                              (540)           (127)           (961)           (332)
                                            120,813          77,421         428,611         306,043
Income before income tax
 expense and cumulative effect
 of a change in accounting
 principle                                   77,731          28,200         246,318         148,169
Income tax expense                           29,656           9,896          92,726          55,141
Income before cumulative
 effect of a change in
 accounting principle                        48,075          18,304         153,592          93,028
Cumulative effect of a change
 in accounting principle,
 net of tax                                      --              --              --           1,605

Net income                             $     48,075    $     18,304    $    153,592    $     94,633

Earnings per share:
 Basic -
  Income before cumulative
   effect of a change in
   accounting principle                $       1.15    $       0.44    $       3.70    $       2.24
  Cumulative effect of a change
   in accounting principle, net
   of tax                                        --              --              --            0.04

  Net income                           $       1.15    $       0.44    $       3.70    $       2.28

 Diluted -
  Income before cumulative
   effect of change in
   accounting principle                $       1.12    $       0.43    $       3.59    $       2.18
  Cumulative effect of change
   in accounting principle,
   net of tax                                    --              --              --            0.04

  Net income                           $       1.12    $       0.43    $       3.59    $       2.22

Weighted average shares
 outstanding:
  Basic                                      41,666          41,441          41,466          41,521
  Diluted                                    43,112          42,668          42,763          42,640

CASH FLOW STATEMENTS (unaudited)

                                               For the Three Months                For the Year
                                                      Ended                            Ended
                                                   December 31,                     December 31,
                                           ----------------------------    ----------------------------
                                               2004            2003            2004            2003
                                           ------------    ------------    ------------    ------------
                                                                  (In thousands)

Cash flows from operating activities:
 Net income                                $     48,075    $     18,304    $    153,592    $     94,633
 Adjustment to reconcile net
  income to net cash provided
  by operating activities:
   Depreciation, depletion and
    amortization                                 35,031          24,098         124,251          88,774
   Amortization of restricted
    stock compensation                              503             498           1,957           1,914
   Cumulative effect of a
    change in accounting
    principle, net of tax                            --              --              --          (1,605)
   Deferred income taxes                         23,950           6,453          66,849          30,590
   Asset retirement obligation
    accretion                                       328             272           1,241           1,009
   Income tax benefit related
    to stock options exercised                    1,460             642           4,805           1,203
   Other                                            739             197             798             433
 Changes in operating assets and
  liabilities:
   (Increase) in receivables,
    net                                         (22,774)        (11,744)        (35,696)        (10,123)
   (Increase) decrease in
    inventories                                   1,580              44          (3,042)         (2,714)
   (Increase) decrease in
    other current assets                           (836)         (2,627)          1,339          (3,242)
   Increase (decrease) in
    accounts payable                              7,045          (3,570)         28,470          (9,310)
   Increase in accrued
    liabilities                                   6,790           3,318          14,448          15,626
   Increase (decrease) in
    other non-current
    liabilities                                     316            (732)          1,646            (875)
     Net cash provided by
      operating activities                      102,207          35,153         360,658         206,313
Cash flows from investing
 activities:
  Oil and gas expenditures                      (75,482)        (52,605)       (281,407)       (150,501)
  Acquisition of oil and
   gas properties                                  (222)            499            (324)         (2,032)
  Proceeds from sale of
   assets                                           160             810             926           1,041
  Other expenditures                             (4,218)         (1,458)        (12,296)         (8,149)
     Net cash used by
      investing activities                      (79,762)        (52,754)       (293,101)       (159,641)
Cash flows from financing
 activities:
  Payments on long-term
   debt, net                                         --              --              --         (32,000)
  Common stock reacquired
   and retired                                     (540)             --          (1,254)             (8)
 Proceeds from issuance of
  common stock                                    1,644           1,163           9,023           3,429
     Net cash provided (used)
      by financing activities                     1,104           1,163           7,769         (28,579)
Net change in cash and cash
 equivalents                                     23,549         (16,438)         75,326          18,093
Cash and cash equivalents at
 beginning of period                             92,197          56,858          40,420          22,327
Cash and cash equivalents at
 end of period                             $    115,746    $     40,420    $    115,746    $     40,420

BALANCE SHEETS (unaudited)

                                                  December 31,     December 31,
                    Assets                            2004              2003
---------------------------------------------   ---------------   ---------------
                                                (In thousands, except share data)
Current assets:
 Cash and cash equivalents                      $       115,746   $        40,420
 Receivables, net                                       103,989            68,293
 Inventories                                              9,742             6,700
 Deferred income taxes                                    2,149             1,631
 Other current assets                                     4,821             6,160
   Total current assets                                 236,447           123,204
Oil and gas properties at cost, using the
 full cost method of accounting:
  Proved properties                                   1,596,704         1,331,095
  Unproved properties and properties
   under development, not being amortized                72,249            39,370
                                                      1,668,953         1,370,465
  Less - accumulated depreciation,
   depletion and amortization                          (866,660)         (746,161)
    Net oil and gas properties                          802,293           624,304
Fixed assets, net                                        16,109            12,092
Goodwill                                                 44,967            44,967
Other assets, net                                         5,630               941
                                                $     1,105,446   $       805,508
Liabilities and Stockholders' Equity
Current liabilities:
 Accounts payable                               $        26,511   $        18,394
 Accrued liabilities                                     77,362            48,339
 Revenue payable                                         39,129            18,776
   Total current liabilities                            143,002            85,509
Deferred income taxes                                   225,285           155,293
Other liabilities                                        36,447            29,966
Stockholders' equity:
 Preferred stock, $0.01 par value,
  15,000,000 shares authorized, no
  shares issued                                              --                --
 Common stock, $0.01 par value,
  100,000,000 shares authorized,
   41,729,280 and 41,063,653 shares
   issued and outstanding, respectively                     417               411
 Paid-in capital                                        250,248           237,430
 Unearned compensation                                  (10,072)           (9,540)
 Retained earnings                                      460,031           306,439
 Accumulated other comprehensive
  income                                                     88                --
                                                        700,712           534,740
                                                $     1,105,446   $       805,508

SOURCE  Cimarex Energy Co.
    -0-                             02/16/2005
    /CONTACT: Paul Korus, Vice President & CFO of Cimarex Energy Co., +1-303-295-3995/
    /Web site:  http://www.cimarex.com /